Exhibit 99.1

THE HOME DEPOT DECLARES THIRD QUARTER DIVIDEND OF 22.5 CENTS;

Names Three New Members to Its Board of Directors

ATLANTA, November 15, 2007 — The Home Depot®, the world’s largest home improvement retailer, today announced that its board of directors declared a third quarter cash dividend of 22.5 cents per share.  The dividend is payable on December 13 to shareholders of record on the close of business on November 29.

This is the 83rd consecutive quarter the Company has paid a cash dividend and reflects the board’s continued commitment to creating shareholder value.  Since 2002, the Company has returned $32.6 billion to shareholders through $5.4 billion in dividends paid and $27.2 billion in share repurchases.  Since the inception of its share repurchase program in 2002, the Company has repurchased 743 million shares, which is 32 percent of its outstanding shares.

New Board Members

The Home Depot today announced the appointments of F. Duane Ackerman, 65, Ari Bousbib, 46, and Karen Katen, 59, to the Company’s board of directors.

These appointments are a part of the Company’s planned succession process to replace four existing board members, John L. Clendenin, 73, Claudio X. Gonzales, 73, Milledge A. Hart III, 73, and Kenneth G. Langone, 72, who are scheduled to retire from the board in May 2008.  Also, today the Company is announcing that Helen Johnson-Leipold, 50, has resigned from the board due to additional demands on her time.

“We could not be more pleased to have executives of this caliber join our board,” said Frank Blake, chairman & CEO.  “Each of these individuals brings top-notch skills and experience in areas such as corporate governance, consumer focus, business development and strategy.  Lastly, I would like to thank Helen Johnson-Leipold for her service as a director during the past year.”

F. Duane Ackerman is the retired chairman and chief executive officer of the BellSouth Corporation.  Mr. Ackerman began his communications career in 1964 and was named president and chief executive officer of BellSouth Telecommunications, the enterprise’s largest subsidiary, in 1992.  Mr. Ackerman was then promoted to vice chairman and chief operating officer of the parent company, BellSouth Corporation, in 1995.  He was then elevated to the position of president and chief executive officer of BellSouth in 1997.  One year later, the board added the chairman’s responsibilities to Mr. Ackerman and he served as chairman and chief executive officer until BellSouth’s merger with AT&T in December 2006.  A resident of Atlanta, Mr. Ackerman is an active member within the community where his civic commitments include membership on the board of the Georgia Research Alliance and the Woodruff Arts Center.

Ari Bousbib is the president of Otis Elevator Company, a unit of United Technologies Corp. and the world’s largest manufacturer, installer, and servicer of elevators, escalators, moving walkways and other horizontal transportation systems.  He has held this position since 2002.  Previously, Mr. Bousbib was Otis’ chief operating officer from 2000 to 2002.  Before joining Otis, he held several leadership positions for the parent company, including vice president, Corporate Strategy and Development.  Prior to joining United Technologies, he was a partner with Booz Allen Hamilton.  He joined that firm in 1987 and was elected to its partnership in 1992.

Karen Katen currently serves as chairman of the Pfizer Foundation, and recently retired as vice chairman of Pfizer Inc. and as president of Pfizer Human Health, the company’s principal operating group.  Ms. Katen joined Pfizer in 1974 and has held numerous leadership roles within the organization until her retirement earlier this year.  In 1993, she was named executive vice president of Pfizer U.S. Pharmaceuticals and she was promoted to president of that same business unit in 1995.  During 2001, she was named president of Pfizer Pharmaceuticals Group, the global pharmaceutical unit of Pfizer, and was elected executive vice president of Pfizer.  She was elected vice chairman of Pfizer in 2005.

With today’s announcement, The Home Depot’s board currently consists of 14 members, with 13 of them being outside directors.

The Home Depot® is the world’s largest home improvement specialty retailer, with 2,221 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, 10 Canadian provinces, Mexico and China. In fiscal 2006, The Home Depot had sales from continuing operations of $79.0 billion and earnings from continuing operations of $5.3 billion. The Company employs approximately 350,000 associates. The Home Depot’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor’s 500 index.

For more information, contact:

Financial Community

News Media

Diane Dayhoff	Paula Drake
Sr. Vice President of Investor Relations	Sr. Corp. Communications Manager
770-384-2666	770-384-3439
diane_dayhoff@homedepot.com	paula_drake@homedepot.com

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